                                                              EXHIBIT 1.A.(8)(e)


                              MANAGEMENT AGREEMENT


         AGREEMENT made as of this 30th day of August, 1991, by and between MERRILL LYNCH LIFE INSURANCE COMPANY, an Arkansas corporation (hereinafter referred to as the "Client"), and MERRILL LYNCH ASSET MANAGEMENT, INC. a Delaware corporation (hereinafter referred to as the "Manager").

                              W I T N E S S E T H

         WHEREAS, the Client is engaged in business as an insurance company subject to regulation under the laws of each state in which it does business; and

         WHEREAS, the Manager is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

         WHEREAS, the Client desires to retain the Manager to provide investment advisory services to the Client in the manner and on the terms hereinafter set forth; and

         WHEREAS, the Manager is willing to provide investment advisory services to the Client on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Client and the Manager hereby agree as follows:

1.       Appointment and Duties of Manager

         The Client hereby appoints the Manager as investment manager of such portion of the Client's investment portfolio as is designated from time to time by the Client to the Manager in writing (the "Portfolio") and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, on the terms and conditions set forth in this Agreement. The Manager hereby accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. Except as limited below and in the Statement of Investment Policy and Guidelines attached hereto, the Manager shall have full discretion, as the Client's agent and attorney-in-fact, to make purchases and sales of investments on the Client's behalf and otherwise to act at the Manager's discretion in the management of the Portfolio.





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         The Manager shall provide (or arrange for affiliates to provide) the
Client with such investment research, advice and supervision and written reports as the latter may from time to time (but no less frequently than monthly) consider necessary for the proper supervision of the assets of the Client, shall furnish continuously an investment program for the Client and shall have full discretion as the Client's agent and attorney-in-fact, to determine from time to time which securities shall be purchased, sold, modified or exchanged and what portion of the assets of the Client shall be held in (i) the various securities in which the Client invests, (ii) options, (iii) futures, (iv) options on futures or (v) cash, subject only to the restrictions of applicable law and the Client's investment objectives, investment policies and investment restrictions as the same are in each case advised in writing by the Client to the Manager. Without limiting the foregoing, the Manager shall have authority to approve the restructuring of investments held in the Portfolio, either through changes in the terms of the security (including changes in voting rights, dividend rights, interest rates, maturity, conversion rights or other rights or preferences relating to the security) or through the substitution of new securities, having such terms and provisions as may be deemed





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appropriate by the Manager in light of the prevailing circumstances, for securities held in the Portfolio. The Manager shall make decisions for the Client as to foreign currency matters and make determinations as to foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures. The Manager shall make decisions for the Client as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Client's Portfolio securities shall be exercised and shall have the authority, as the Client's agent and attorney-in fact, to exercise such rights on behalf of the Client. The Manager may temporarily invest the Client's cash in a money market fund which employs the Manager or an affiliate as its investment adviser.

2.       Portfolio Transactions

         The Client authorizes the Manager to establish accounts in the Client's name with Brokerage Firms that are members of the National Association of Security Dealers and/or members of the Regional or National Securities Exchanges including the Manager's affiliate MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (MERRILL LYNCH) and to buy, sell or otherwise effect transactions in stocks, bonds and any other securities for the Client's





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accounts and in the Client's name and the Client empowers such firms to follow the Manager's instructions.

         The Client agrees that, if Merrill Lynch effects investment transactions for the Client, it may act as principal, or as agent for both sides of a transaction, in accordance with applicable law. When Merrill Lynch acts as agent for both sides of a transaction, it may be paid commissions from, and has duties to, the opposing sides. If Merrill Lynch effects transactions on the Client's behalf on a stock exchange, it may retain the compensation it is paid for such services, in accordance with applicable law. The Manager is required by Section 11(a) of the Securities Exchange Act of 1934 to include the preceding sentence in this agreement for clients who are companies, governments and other institutions.

         Investment firms, including Merrill Lynch, may be compensated from the Client's Portfolio at their standard rates for effecting investment transactions on the Client's behalf.

3.       Administration

         The Manager is a registered investment adviser under the Investment Advisers Act of 1940.

         The Client acknowledges that it has received the Manager's disclosure statement. The Client represents that the person





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entering this agreement on the Client's behalf has full power and authority to do so and that it is binding.

         The Client agrees to notify the Manager prior to giving any instruction to an investment firm or custodian regarding the commitment, withdrawal or investment of the Portfolio. The Manager is under no duty to enter into any transaction with respect to assets which are not readily available for delivery.

         The Client will instruct any investment firm or custodian to transmit simultaneously to the Client and to the Manager all confirmations and periodic statements.

         The Manager will send the Client current valuations of the Client's account at least four times annually.

         Employees of the Manager's affiliates may receive credits or compensation for transactions effected on the Client's behalf.

         The Client acknowledges that the Manager's affiliates may have investment banking relationships with publicly traded companies and that employees of the Manager's affiliates may act as directors of publicly traded companies, which at times may preclude the Manager from effecting transactions on the Client's behalf in securities of such companies.

4.       Limitation of Liability

         The Manager will not be liable for the consequences of any





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investment decision or related activities made or omitted in accordance with
Section 1 hereof, except for loss incurred as a result of the Manager's gross negligence or willful or reckless misconduct. The Manager will not be liable for loss incurred by any other person or as a result of any person other than the Manager, whether or not its affiliate. These limitations of liability also apply to the Manager's directors, officers, employees and agents.

5.       Choice of Law

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS MAY BE PREEMPTED BY FEDERAL LAW.

6.       Custody

         Seattle First National Bank will act as custodian of the Portfolio. The Manager will never receive or physically control the Portfolio. The Client's money market fund shares may be recorded in the Client's name at a transfer agent.

         The Manager will not be responsible for making any tax credit or similar claim or any legal filing on the Client's behalf.





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7.       Fees

         In compensation for the Manager's services hereunder, the Client shall periodically pay to the Manager, upon demand of the Manager (but no less frequently than annually), a fee equal to the sum of (i) the Manager's costs, expenses and disbursements incurred during such period in connection with its services hereunder and (ii) 10% of the amount calculated pursuant to clause (i) hereof.

8.       Termination

         This agreement shall remain in force until further notice. The Client will be entitled to terminate this agreement at any time, effective from the time the Manager receives written notification or such other time as may be mutually agreed upon, subject to the settlement of transactions in progress. There will be no penalty charge on termination. This agreement will also be terminated on the fifth day after the Manager sends the Client notice in writing of the Manager's intent to terminate this agreement or such other time as may be mutually agreed upon,





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also subject to the settlement of transactions in progress.  The Manager may not assign this agreement without the Client's prior consent.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                     MERRILL LYNCH LIFE INSURANCE COMPANY



                                     By  /s/BARRY G. SKOLNICK
                                        ---------------------------------------
                                          Barry G. Skolnick
                                          Senior Vice President

                                          Date of Execution: 8/30/91
                                                             -----------------



                                     MERRILL LYNCH ASSET MANAGEMENT, INC.



                                     By  /s/ N. JOHN HEWITT
                                        ---------------------------------------
                                          N. John Hewitt
                                          Senior Vice President

                                          Date of Execution: August 30, 1991
                                                             -----------------





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
                                  STATEMENT OF
                        INVESTMENT POLICY AND GUIDELINES
                       FOR THE MLIG INVESTMENT PORTFOLIOS


I.       Investment Goal

         Merrill Lynch Insurance Group policy regarding investments supporting its insurance in force is currently, and will remain, one of maximizing value for its policyholders and equity owners, consistent with concern for the safety of investments over the long and short term.

         MLIG Investment Management group will pursue this objective by allocating the policy premiums and the investment income among a broad array of asset types and asset classes and by choosing appropriate investment management corporations to manage such investments.

         Assets will be segregated into individual portfolios, so that the investments within each such portfolio are optimal to support the individual product line, and so as to satisfy all legal and regulatory requirements.

         The MLIG Investment Management group will set portfolio policies that govern such investments; set appropriate risk levels, normal asset mixes and the ranges within which the portfolio managers can deviate from those sector levels or risk measures. The MLIG Investment Management group will take efforts to hedge away any excess risks beyond the tolerance levels, so that the portfolios achieve the desired results, while staying within the appropriate risk parameters.

         In addition, the MLIG Investment Management group will closely monitor the performance of the portfolio managers to ensure that there is appropriate asset/liability match, and that the actions of the portfolio managers are commensurate with maximizing the value of owners' equity.

         The MLIG Investment Management group will continue to play an active role in ensuring that the risks and rewards of all available investment choices are fully factored into the design and pricing of new MLIG products.

II.      Portfolio Risk Levels

         A mayor objective in investment management is to have necessary and sufficient assets to satisfy insurance liabilities at all times.

         The investment risks in meeting such an objective can be categorized as either interest rate risk (duration, convexity and volatility) or credit risk (default and yield spread risk).

         Managing interest rate risk remains one of the key functions of the MLIG Investment Management group. Significant changes in interest rates, the shape of the yield curve or in interest rate volatility can have pronounced impact on the assets of the insurance company. "Immunizing" the insurance company's wealth against substantial shifts in interest rates therefore remains a major objective.

         Since MLIG insurance products are "customized" liabilities, the Investment Management group will periodically meet with the actuaries to assess the key risk attributes of the liabilities (i.e. duration, convexity) of the MLIG products, the underlying cash flows of the liabilities and the sensitivity of the liability market values to changes in interest rates (both parallel and non-parallel yield curve shifts).

         These liability risk measures will be updated monthly, reflecting the influx of new business and the aging of old policies. Such information will be provided to the appropriate investment managers by the MLIG Investment Management Group on a monthly basis.

         The risk parameters (i.e. duration and convexity) for the assets will be established in accordance with the same measures for liabilities, so that under normal conditions changes in interest rates will have offsetting impact on the firm's assets and liabilities.

         Portfolio managers, however, may be allowed to deviate from the risk guidelines, depending on their interest rate outlook and yield curve perspective. Deviations beyond +/-





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
         1 of the effective duration, however, require the approval of the Investment Committee and the involvement of the Investment Management group in adequately hedging the interest rate risk.

         The credit risk is to be controlled by adhering to the sector exposure in accordance with the guidelines established for various asset classes. The portfolio managers, however, may deviate from those norms based on their relative value perspective, subject to maximum limits imposed by the following portfolio guidelines.


III.     Asset Classes/Instruments

         Federal, State and other local laws that govern insurance companies stipulate "eligible investments" for insurance companies. Not withstanding anything listed below, those laws take precedence in what may be termed as viable investment alternatives for the insurance company assets:

         In general, portfolio managers can invest in following assets subject to limitations listed in following paragraphs:

                 - Short-term instruments including Certificates of Deposits, Commercial Paper, Bankers Acceptances, Medium-Term Notes, Euro CDs, Treasury Bills, Repurchase and Reverse Repurchase agreements

                 -        U.S. Treasury and Agency debt obligations

                 - Mortgage-backed securities (including collateralized mortgage obligations) and Asset-Backed Securities of any federal agency or private issuers.

                 - Both publicly- and privately-placed Corporate Debt Securities, including convertible bonds, of Domestic, Euro and Foreign issuers

                 - Equity securities including preferred stocks, stock warrants and equity options.





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                 -        Equity and fixed-income derivative securities,
                          including futures, options, options on futures, interest rate caps, floors and index-linked securities.

                 - Swap agreements including interest rate, currency and derivative swap products.

                 - Commercial mortgages including equity interest in real properties.


IV.      Limitations of Investments

         Portfolio managers will be allowed to invest in following asset classes, subject to certain limitations as set forth below. Size limitations apply to individual issuers in aggregate, irrespective of the differences among individual issues of the same issuer or their seniority in claims.

         A. Securities issued by the United States Treasury or an agency of the United States Government which are backed by the full faith and credit of the United States Government in any amount are authorized.

         B. Mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association in any amount are authorized.

         C. Mortgage-backed securities collateralized by single family residential mortgage loans (i.e., collateralized mortgage obligations, private participations) shall conform to the following size limits per issuer as rated by either Moody's or Standard and Poors.

                          Rating                   Maximum per Issuer
                          ------                   ------------------
                           AAA                         $100 Million
                           AA                          $ 75 Million
                            A                          $ 50 Million
                           BAA                         $ 25 Million





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                 Federally sponsored agencies' REMIC CMOs, however, are not subject to such size limits.

         D. Interest rate sensitive derivative mortgage-backed securities such as Interest-Only and Principal-Only securities (IO/PO) or residual CMO tranches shall conform to a size limit per issuer of $50 million and shall in no case exceed 5% of the book value of the portfolio.

         E. Commercial mortgages may be included, not exceeding a total of $500 million. No single mortgage shall exceed $10 million without prior authorization of the Investment Committee. Investments in undeveloped or under-developed properties, investments where the LTV (loan-to-value) ratio exceeds 80% or investments where the occupancy rate is less than 75% also require the explicit prior approval of the Investment Committee.

         F. Securities collateralized by other assets (credit cards, auto loans, mobile homes, and other loans or receivables) may be purchased only if investment grade. Per-issuer maximums shall conform to those in place for investment grade securities.

         G. Investment grade corporate bond size limits per issuer are as follows:

                          Rating                     Maximum per Issuer
                          ------                     ------------------
                           AAA                           $100 Million
                           AA                            $ 75 Million
                            A                            $ 50 Million
                           BAA                           $ 25 Million

         H.      Non-investment grade bond size limits are as follows:


                           Rating                    Maximum per Issuer
                           ------                    ------------------
                             BB                          $  8 Million
                         B and lower                     $  5 Million

                 The percentage of bonds below investment grade should





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                 be targeted to be maintained at a level below 10% of the book value of the portfolio.

         I. Private placements may be included, not exceeding a total of $2 billion. Per-issuer maximums shall conform to those in place for investment grade and non-investment grade holdings.

         J. Investments in Convertible bonds or other forms of equity participation are allowed subject to a maximum of $100 million. Individual investments in excess of $5 million require prior approval of the Investment Committee.

         K. Investments in International bonds, Currencies or Swaps are allowed subject a maximum of $250 million. Individual investments in excess of $10 million require prior approval of the Investment Committee.

         L. Investments in Financial Futures, Options, Options on Futures, Interest rate Caps or Floors are allowed for hedging purposes only, subject to guidelines approved by the Investment Committee.

         M. Investments with durations longer than 10 years, or those whose durations change by more than 50% for 200 basis point change in interest rates in either direction require notification to the Investment Committee.

         N. Notwithstanding the above guidelines, all investments will comply with the appropriate Federal, State and other legal regulations.


V.       Operating Guidelines

         In order to comply with the Portfolio Guidelines and to achieve efficiencies in controlling the investment function, the following operating guidelines will apply to all portfolio managers.

         A.      Available funds must be promptly invested.  This





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                 normally means two weeks, with the exceptions of situations where securities are purchased with advance settlement dates.

         B. Trades must be reported to MLIG no later than the next business day following the day the trade is made.

         C. Mortgage security purchases shall in all aspects qualify as "good delivery" under Public Security Association standards.

         D. The investment managers will notify MLIG of any changes in ratings of MLIG holdings by established rating agencies, on a monthly basis.

         E. Quarterly review shall be conducted by investment managers investigating all Watch List issues for continued creditworthiness. All other credit positions shall be reviewed annually or as circumstances dictate.

         F. All portfolios will be managed with the objective of maintaining asset/liability duration and convexity within previously agreed upon bounds.


VI.      Hedging interest rate risks

         In addition to interest rate risks of the asset portfolios, certain MLIG products may have embedded options (such as guaranteed renewal rates) that may expose MLIG to significant changes in interest rates.

         To hedge the risks of the overall asset portfolio and those inherent in MLIG products, the MLIG Investment Management group will, from time to time, be involved in hedging programs using both exchange-traded and over-the-counter options, futures, options on futures, interest rate caps or floors in sizes approved by the Investment Committee.

         The hedges will be reviewed by the Investment Committee periodically for its intended purpose and its cost effectiveness.





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VII.     Performance Measurement

         The true gauge of the performance of the insurance portfolios should be its periodic total return, that implicitly and fairly accounts for all the risks assumed by the portfolio managers. (While yield enhancement is an important component of successful portfolio management, it is not a true measure of investment performance.)

         Total returns will be measured on a time weighted basis (since portfolio managers have no control over the timing of cash inflows and outflows) and will include capital appreciation, paydown return and income return for the period.

         All portfolios will be marked-to-market at the end of each month, and total returns will be computed for the month. (Monthly returns will be "chain-linked" to calculate quarterly and annual total returns performance).

         The total return performance of the asset portfolios will then be measured against a benchmark index, which would reflect the risk and return characteristics of the liabilities.

         The benchmark index will be created by the Investment Management group with the help of MLIG actuaries and the investment managers, and will be reviewed monthly to ensure that it continues to reflect the risk and return characteristics of the firm's liabilities.


VIII. Reporting

         Detailed analysis of the periodic total returns and risk attributes (i.e. duration, convexity etc.) of each portfolio and the overall insurance investment portfolio will be made available through a performance attribution report for management reporting by the MLIG Investment Group each month.

         In addition, the following periodic meetings will be scheduled to monitor investment activities of the investment





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         managers.

         A.      Quarterly Portfolio Status Update

                 Four conferences per year will be held to review portfolio structure (interest rate risk, sector diversification etc.) investment strategy, transactions and portfolio performance.

         B.      Quarterly Credit Status Update

                 Four conferences per year will be held to review appropriate financial and operating data on each credit Watch List issue.

         C.      Other Reporting as Required

                 Brief summaries stating opinion about continued credit worthiness and outlook for an issuer, whenever holding a position in this company becomes questionable.





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